Exhibit 99.1

Bank of the James Announces Third Quarter, Nine Months of 2021

Financial Results and Declaration of Dividend

Earnings Growth, Asset Quality, Commercial Banking Momentum, Active Mortgage Lending

LYNCHBURG, Va., October 22, 2021 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three and nine month periods ended September 30, 2021.

Net income for the three months ended September 30,  2021 was $1.88 million or $0.40 per diluted share compared with $1.45 million or $0.30 per diluted share for the three months ended September 30, 2020. For the  nine months ended September 30, 2021, net income was $5.73 million or $1.21 per diluted share compared with $3.27 million or $0.68 per diluted share for the nine months ended September 30, 2020. The outstanding shares used to calculate earnings per share for both the 2020 and 2021 periods have been adjusted to include a 10% stock dividend declared in June 2021.

Robert R. Chapman III, President and CEO of the Company, commented:  “The Company’s quarterly and year-to-date financial performance reflected continued success in providing efficient and effective service to customers which again resulted in solid earnings. A focus on interest expense management and maintaining strong asset quality have supported the Company’s positive financial performance.

“Working closely with customers to meet their banking needs, manage their finances and maintain credit quality during challenging times has contributed to low levels of nonperforming loans. The Company has not needed to make any provision for loan losses in 2021, which has had a positive impact on net interest income after provision for loan losses and reflects the continuing financial and economic health of our customer base.

“We actively participated in the Payroll Protection Program (PPP), which has been a significant element of our 2021 operations as our team dedicated considerable time and energy to working with customers to secure loans, and processing and managing these loans. As the program is in the final stages of winding down, we believe it has provided meaningful support for the hundreds of commercial customers who participated. We assisted existing customers and welcomed many businesses who were working with Bank of the James for the first time. We look forward to retaining many of these businesses as clients.

“Throughout the communities we serve, the signs of economic recovery are very encouraging. While it is too early to declare victory over COVID-19, the Delta variant and the lingering impact of the pandemic, all signs point to continuing normalization of life and activities. Consistent with our Company’s safe, secure operating philosophy, we are maintaining significant cash reserves and an adequate allowance for loan loss given the risks and uncertainties in the current environment. While we maintain a prudent, cautious stance, we are moving forward with confidence.”

Highlights

•

Net income in the third quarter and nine months of 2021 reflected significant noninterest income contributions from mortgage loan processing fees,  gains on the sale of originated residential mortgages to the secondary market and continuing growth in the Bank’s fee-based corporate electronic treasury services.

•

Total interest income was $7.32 million in the third quarter of 2021 compared with $7.34 million a year earlier, and $21.91 million in the nine months of 2021 compared with $21.91 million a year earlier. Interest income from loans in the third quarter of 2021 reflected increasing organic commercial loan activity offset by declining income related to PPP loans as the program continues to wind down.

•

Net interest income after provision for loan losses was $6.82 million in the third quarter of 2021 and $20.28 million in the nine months of 2021, up 24% and 28%, respectively, compared with the 2020 periods. Net interest income in the three and nine-month periods ended September 30, 2021 reflected 57% and 55% year-over-year reductions respectively of interest expense and no provision for loan losses in both periods of 2021.

•

Noninterest income in the third quarter and nine months of 2021 primarily reflected income from residential mortgage loan processing fees and gains on the sale of originated mortgage loans as the Bank’s mortgage lending maintained brisk activity.

•	Loans, net of the allowance for loan losses, were $583.6 million at September 30, 2021, compared with $601.9 million at December 31, 2020, primarily reflecting ongoing paydowns of PPP loans.
•	Commercial real estate loans (owner occupied and non-owner occupied) increased in the third quarter of 2021 from the second quarter of 2021 and have grown by $24.3 million since September 30, 2020.
•

Asset quality was sound with a 0.32%  ratio of nonperforming loans to total loans, reflecting customers’ strong credit quality, and nonperforming loans remained at low levels. The allowance for loan losses to total loans was 1.23% at September 30, 2021 (approximately 1.27% excluding government-guaranteed PPP loans).

•

Total deposits increased to $853.8 million at September 30, 2021 compared with $765.0 million at December 31, 2020, reflecting continued core deposit growth (noninterest-bearing demand, NOW, savings and money market accounts) and continued trimming of time deposits. Growth has reflected factors including increased market presence and new and expanded commercial and retail banking relationships.

•

Total stockholders’ equity was $68.9 million at September 30, 2021 compared with $66.7 million at December 31, 2020. Book value per share was $14.53 at September 30, 2021 compared with $15.38 per share at December 31, 2020, primarily reflecting the 10% stock dividend declared in the second quarter of 2021.

•	On October 19, 2021 the Company’s board of directors approved a quarterly $0.07 per share dividend payable to stockholders of record on November 26, 2021, to be paid on December 10, 2021.
•

The Company’s current stock repurchase plan remains in effect through January 20, 2022.  Although the Company did not repurchase any stock pursuant to this program during the third quarter of 2021, the Company continues to look for opportunities to repurchase shares within the safe harbor and when consistent with the Company’s goals.

•

In October 2021 Michael A. Syrek was named President of the Bank. He has served as Executive Vice President and Chief Loan Officer since joining the Bank in 2012 and continues to head commercial banking operations and a growing team of bankers.  Robert Chapman continues to serve as the CEO of the Bank and President of the Company.

Third Quarter, Nine Months of 2021 Operational Review

Net interest income after provision for loan losses in the third quarter of 2021 was $6.8 million compared with $5.5 million in the third quarter of 2020, with growth reflecting stable interest income, sharply reduced interest expense and no loan loss provision in the 2021 period versus a $700,000 provision in the third quarter of 2020.

Total interest income was $7.3 million in the third quarter of both 2021 and 2020. Total interest income reflected accreted fees from PPP loan processing, offset by flat organic loan growth and continued downward pressure on interest rates. The return on interest earning assets during the third quarter of 2021 was 3.33% compared with 3.71% a year earlier.

In the nine months of 2021, net interest income after provision for loan losses was $20.3 million, up 27% from $15.9 million in the nine months of 2020. The year-over-year increase during the 2021 period primarily reflected stable interest income, a 55% reduction of interest expense, and no provision for loan losses compared with a  $2.3 million provision in the nine months of 2020. Total interest income in the nine months of 2021 reflected relatively flat commercial lending activity (exclusive of PPP lending), accretion of PPP loan processing fees, and pressure on interest rates. The return on interest earning assets was 3.44% compared with 3.92% a year earlier.

Lower interest expense in both periods of 2021 reflected reduced costs of time deposits and borrowings, a retirement of higher-cost debt in 2020, and continued growth of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts). The rate paid on total interest-bearing liabilities was 0.28% in the third quarter of 2021, down from 0.71% a year earlier. The net interest margin was 3.11% and interest spread was 3.05% in the third quarter of 2021. The margin and interest spread in the third quarter and nine months of 2021 were relatively consistent with the margin and interest spread in the comparable 2020 periods.

In the third quarter of 2021, noninterest income, including gains from the sale of residential mortgages to the secondary market and income from the Bank’s line of treasury management services for commercial customers, was $2.8 million compared with $3.1 million in the third quarter of 2020.  Fees generated by brisk residential mortgage origination activity and subsequent gains on sale of residential mortgage loans have made important income contributions throughout 2021.

For the nine months of 2021, noninterest income was $8.3 million compared with $8.0 million in the comparable period of 2020. Noninterest expense in the third quarter and nine months of 2021 increased slightly compared with both periods in 2020, primarily reflecting increased personnel expenses that included performance-based compensation for residential mortgage production and employee work on PPP loans. The Company’s Return on Average Assets and Return on Average Equity in the third quarter and nine months of 2021 trended positively in the quarterly and nine-month comparisons.

Balance Sheet Review: Asset Quality, Positive Commercial Lending Outlook

Total assets were $942.6 million at September 30, 2021 compared with $851.4 million at December 31, 2020, with the increase primarily reflecting an increase in cash, cash equivalents, and securities available-for-sale resulting from an increase in deposits.

Loans, net of allowance for loan losses of $7.3 million, were $583.6 million at September 30, 2021 compared with loans, net of allowance for loan losses of $7.2 million of $601.9 million at December 31, 2020. On a consecutive quarter basis, the decline in net loans primarily reflected the ongoing paydowns and forgiveness of PPP loans as the program continues to wind down.  At September 30, 2021, the Company had approximately $19.0 million of government-guaranteed PPP loans which should decline significantly in the fourth quarter of 2021.

Commercial loans, including outstanding PPP loans, were $116.9 million at September 30, 2021 compared with $145.1 million at December 31, 2020. As noted, this decline primarily reflects paydowns of PPP loans. Slower business activity and conservative borrowing during the pandemic has slowed normal commercial & industrial lending; however, management notes as business conditions improve there are positive signs of increasingly normalized banking activity and growing full-service relationships.

Michael A. Syrek, President of the Bank, commented: “Even during the pandemic, we have been very successful generating CRE and construction lending. In particular, the Lynchburg and Harrisonburg markets have been especially active for lending and commercial banking.

“Importantly, we continue to expand banking relationships with a host of customers in our served markets, and are earning new business because of our extensive service capabilities and products that we believe exceed those of our competitors.  Electronic commercial treasury services, cash management, and depository products complement lending. We have continued to approve and close new commercial loans, although not yet at sufficient pace to offset payoffs combined with normal amortization.

“As a regional community bank with significant scope and scale, our wide range of sophisticated products combined with expertise and personalized financial solutions give us a significant competitive advantage. As a result, we can look beyond transactional banking and focus on establishing and growing full-service banking relationships with business customers. Our commercial loan pipeline is robust, and we are regularly earning new customers. We believe that as the climate for businesses continues to normalize, we will experience even greater momentum.”

Commercial real estate and commercial construction lending have increased modestly during the past year despite the pandemic and economic uncertainties. At September 30, 2021, owner-occupied commercial mortgages were $123.0 million compared with $102.7 million a year earlier. Non-owner occupied commercial mortgages were $178.1 million at September 30, 2021 compared with $174.2 million at September 30, 2020. Commercial construction loans were $26.5 million compared with $21.6 million a year earlier.

Consumer loans increased slightly year-over-year. Retained residential mortgage totals declined to $34.7 million at September 30, 2021 from $48.5 million at September 30, 2020, reflecting the Company’s ongoing practice of selling originated residential mortgages to the secondary market and judicious management of retained mortgage loans. Residential construction loans increased by 38% year-over-year, reflecting the active demand for new homes in several of the Company’s markets.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.32% at September 30, 2021.  The ratio has remained consistently low throughouts the first three quarters of 2021. The allowance for loan losses to total loans was 1.23% at September 30, 2021 compared with 1.17% at December 31, 2020 (approximately 1.27% excluding PPP loans for both periods).  Total nonperforming loans were $1.9 million at September 30, 2021 compared with $2.1 million at December 31, 2020.  Other real estate owned was $806,000 at September 30, 2021 compared with $1.1 million at December 31, 2020.

The Company maintained a 382%  allowance for loan losses to nonperforming loans ratio. While loan and asset quality have remained sound throughout the pandemic period, management has maintained adequate reserves against continued loan portfolio risk primarily attributable to the continuing economic uncertainties arising from COVID-19 and Delta variant.

Total deposits at September 30, 2021 were $853.8 million, compared with $765.0 million at December 31, 2020. As in the past several quarters, increased demand deposits accounted for the growth, in part due to increased balances held by businesses, organic growth in the Bank’s markets and also new customer deposits. The Bank continued to trim time deposits, which have declined to $140.3 million at September 30, 2021 from $158.1 million at December 31, 2020. Core deposits (noninterest bearing demand, NOW, money market and savings) were approximately 84% of total deposits at September 30, 2021.

The Company’s measures of shareholder value included total stockholders’ equity of $68.9 million at September 30, 2021, compared with $66.7 million at December 31, 2020 and book value per share of $14.53 compared with $15.38 at December 31, 2020, primarily reflecting a 10% stock dividend declared in the second quarter of 2021.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary.  The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.  Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Sep 30, 2021	Three months ending Sep 30, 2020	Change	Year to date Sep 30, 2021	Year to date Sep 30, 2020	Change
Interest income	$7,315	$7,338	-0.31%	$21,914	$21,907	0.03%
Interest expense	493	1,135	-56.56%	1,634	3,650	-55.23%
Net interest income	6,822	6,203	9.98%	20,280	18,257	11.08%
Provision for loan losses	-	700	-100.00%	-	2,348	-100.00%
Noninterest income	2,822	3,064	-7.90%	8,305	8,039	3.31%
Noninterest expense	7,298	6,744	8.21%	21,424	19,876	7.79%
Income taxes	465	369	26.02%	1,431	802	78.43%
Net income	1,881	1,454	29.37%	5,730	3,270	75.23%
Weighted average shares outstanding - basic (1)	4,740,657	4,773,380	(32,723)	4,750,235	4,776,523	(26,288)
Weighted average shares outstanding - diluted (1)	4,740,657	4,773,380	(32,723)	4,750,235	4,776,523	(26,288)
Basic net income per share (1)	$0.40	$0.30	$0.10	$1.21	$0.68	$0.53
Fully diluted net income per share (1)	$0.40	$0.30	$0.10	$1.21	$0.68	$0.53

(1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Balance Sheet at period end:	Sep 30, 2021	Dec 31, 2020	Change	Sep 30, 2020	Dec 31, 2019	Change
Loans, net	$583,572	$601,934	-3.05%	$616,581	$573,274	7.55%
Loans held for sale	6,462	7,102	-9.01%	10,232	4,221	142.41%
Total securities	155,957	93,856	66.17%	79,303	63,343	25.20%
Total deposits	853,829	764,967	11.62%	763,933	649,459	17.63%
Stockholders' equity	68,902	66,732	3.25%	65,782	61,445	7.06%
Total assets	942,631	851,386	10.72%	849,129	725,394	17.06%
Shares outstanding	4,740,657	4,339,436	401,221	4,339,436	4,357,436	(18,000)
Book value per share	$14.53	$15.38	$(0.85)	$15.16	$14.10	$1.06

Daily averages:	Three months ending Sep 30, 2021	Three months ending Sep 30, 2020	Change	Year to date Sep 30, 2021	Year to date Sep 30, 2020	Change
Loans, net	$587,129	$619,574	-5.24%	$598,135	$601,382	-0.54%
Loans held for sale	5,638	8,881	-36.52%	5,777	6,072	-4.86%
Total securities	142,670	63,743	123.82%	118,662	59,358	99.91%
Total deposits	843,452	768,618	9.74%	820,517	720,009	13.96%
Stockholders' equity	67,657	62,309	8.58%	66,183	61,778	7.13%
Interest earning assets	869,899	793,709	9.60%	847,730	744,246	13.90%
Interest bearing liabilities	692,709	638,166	8.55%	669,535	608,968	9.95%
Total assets	930,846	849,820	9.53%	906,389	798,106	13.57%

Financial Ratios:	Three months ending Sep 30, 2021	Three months ending Sep 30, 2020	Change	Year to date Sep 30, 2021	Year to date Sep 30, 2020	Change
Return on average assets	0.80%	0.68%	0.12	0.85%	0.55%	0.30
Return on average equity	11.03%	9.26%	1.77	11.58%	7.05%	4.53
Net interest margin	3.11%	3.10%	0.01	3.20%	3.27%	(0.07)
Efficiency ratio	75.67%	72.77%	2.90	74.95%	75.59%	(0.64)
Average equity to
average assets	7.27%	7.33%	(0.06)	7.30%	7.74%	(0.44)

Allowance for loan losses:	Three months ending Sep 30, 2021	Three months ending Sep 30, 2020	Change	Year to date Sep 30, 2021	Year to date Sep 30, 2020	Change
Beginning balance	$7,212	$6,193	16.45%	$7,156	$4,829	48.19%
Provision for losses	-	700	-100.00%	-	2,348	-100.00%
Charge-offs	(16)	(57)	-71.93%	(80)	(396)	-79.80%
Recoveries	80	130	-38.46%	200	185	8.11%
Ending balance	7,276	6,966	4.45%	7,276	6,966	4.45%

Nonperforming assets:	Sep 30, 2021	Dec 31, 2020	Change	Sep 30, 2020	Dec 31, 2019	Change
Total nonperforming loans	$1,904	$2,064	-7.75%	$2,538	$1,301	95.08%
Other real estate owned	806	1,105	-27.06%	1,405	2,339	-39.93%
Total nonperforming assets	2,710	3,169	-14.48%	3,943	3,640	8.32%
Troubled debt restructurings - (performing portion)	376	392	-4.08%	397	410	-3.17%

Asset quality ratios:	Sep 30, 2021	Dec 31, 2020	Change	Sep 30, 2020	Dec 31, 2019	Change
Nonperforming loans to total loans	0.32%	0.34%	(0.02)	0.41%	0.23%	0.18
Allowance for loan losses to total loans	1.23%	1.17%	0.06	1.12%	0.84%	0.28
Allowance for loan losses to nonperforming loans	382.14%	346.71%	35.43	274.47%	371.18%	(96.71)

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	9/30/2021	12/31/2020
Cash and due from banks	$30,340	$31,683
Federal funds sold	116,956	69,203
Total cash and cash equivalents	147,296	100,886
Securities held-to-maturity (fair value of $4,028 in 2021 and $4,192 in 2020)	3,659	3,671
Securities available-for-sale, at fair value	152,298	90,185
Restricted stock, at cost	1,324	1,551
Loans, net of allowance for loan losses of $7,276 in 2021 and $7,156 in 2020	583,572	601,934
Loans held for sale	6,462	7,102
Premises and equipment, net	17,030	16,621
Software, net	208	361
Interest receivable	2,106	2,350
Cash value - bank owned life insurance	18,670	16,355
Other real estate owned	806	1,105
Income taxes receivable	312	-
Deferred tax asset	1,798	1,219
Other assets	7,090	8,046
Total assets	$942,631	$851,386
Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	163,510	143,345
NOW, money market and savings	549,989	463,506
Time	140,330	158,116
Total deposits	853,829	764,967
Capital notes	10,031	10,027
Income taxes payable	-	286
Interest payable	49	85
Other liabilities	9,820	9,289
Total liabilities	$873,729	$784,654
Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,740,657 and 4,339,436 as of September 30, 2021 and December 31, 2020	10,145	9,286
Additional paid-in-capital	37,230	30,989
Accumulated other comprehensive (loss) income	(386)	1,792
Retained earnings	21,913	24,665
Total stockholders' equity	$68,902	$66,732
Total liabilities and stockholders' equity	$942,631	$851,386

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Interest Income	2021	2020	2021	2020
Loans	$6,605	$6,958	$20,089	$20,695
Securities
US Government and agency obligations	230	168	640	506
Mortgage backed securities	138	50	299	164
Municipals	243	94	599	249
Dividends	4	15	39	48
Other (Corporates)	55	25	155	71
Interest bearing deposits	7	15	26	85
Federal Funds sold	33	13	67	89
Total interest income	7,315	7,338	21,914	21,907
Interest Expense
Deposits
NOW, money market savings	146	177	419	669
Time Deposits	239	798	890	2,559
Finance leases	26	29	80	87
Brokered time deposits	-	46	-	143
Capital notes	82	85	245	192
Total interest expense	493	1,135	1,634	3,650
Net interest income	6,822	6,203	20,280	18,257
Provision for loan losses	-	700	-	2,348
Net interest income after provision for loan losses	6,822	5,503	20,280	15,909
Noninterest income
Gains on sale of loans held for sale	2,091	2,459	6,175	5,586
Service charges, fees and commissions	612	498	1,803	1,500
Life insurance income	117	101	315	289
Other	2	6	12	20
Gain on sales of available-for-sale securities	-	-	-	644
Total noninterest income	2,822	3,064	8,305	8,039
Noninterest expenses
Salaries and employee benefits	4,093	3,713	11,901	11,040
Occupancy	437	419	1,270	1,237
Equipment	626	560	1,883	1,738
Supplies	120	120	354	353
Professional, data processing, and other outside expense	1,029	990	2,978	2,884
Marketing	209	185	720	500
Credit expense	309	359	869	831
Other real estate expenses	1	15	74	135
FDIC insurance expense	137	76	425	220
Other	337	307	950	938
Total noninterest expenses	7,298	6,744	21,424	19,876
Income before income taxes	2,346	1,823	7,161	4,072
Income tax expense	465	369	1,431	802
Net Income	$1,881	$1,454	$5,730	$3,270
Weighted average shares outstanding - basic (1)	4,740,657	4,773,380	4,750,235	4,776,523
Weighted average shares outstanding - diluted (1)	4,740,657	4,773,380	4,750,235	4,776,523
Net income per common share - basic (1)	$0.40	$0.30	$1.21	$0.68
Net income per common share - diluted (1)	$0.40	$0.30	$1.21	$0.68

(1) Shares and per share amounts for all periods ha ve been adjusted to reflect a 10% stock dividend declared in June 2021.